Exhibit 4.21

THIRD AMENDMENT OF WARRANT AGREEMENT

THIS THIRD AMENDMENT OF WARRANT AGREEMENT (this “Third Amendment”), made as of May 31, 2023, is made by and among Ready Capital Corporation, a Maryland corporation (“Ready Capital”), RCC Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Ready Capital (“RCC Merger Sub”) and  the successor by merger to Broadmark Realty Capital Inc. (“Broadmark”), and Computershare Inc., a Delaware corporation (“Computershare Inc.”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, (“Trust Company,” and together with Computershare Inc., “Computershare”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, Trinity Merger Corp., a Delaware corporation (“Trinity”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), are parties to that certain Warrant Agreement, dated as of May 14, 2018 (the “Initial Warrant Agreement”), as amended on November 14, 2019 (the “First Amendment”), and as further amended on November 14, 2019 (the “Second Amendment,” and collectively with the Initial Warrant Agreement and the First Amendment, the “Warrant Agreement”), pursuant to which Trinity issued 34,500,000 warrants (the “Trinity Public Warrants”) in its initial public offering and 12,350,000 private placement warrants (the “Trinity Private Placement Warrants”);

WHEREAS, pursuant to the First Amendment, among other things, each outstanding Trinity Public Warrant automatically converted into an equal number of publicly traded warrants issued by Broadmark (the “Broadmark Public Warrants”) and each outstanding Trinity Private Placement Warrant automatically converted into an equal number of privately held warrants issued by Broadmark (the “Broadmark Private Placement Warrants” and, together with the Broadmark Public Warrants, the “Broadmark Warrants”), and became exercisable on the same terms as were in effect with respect to such Trinity Public Warrants and Trinity Private Placement Warrants, respectively, immediately prior to the business combination between Trinity and Broadmark on November 14, 2019;

WHEREAS, pursuant to the Second Amendment, Continental resigned as warrant agent (“Warrant Agent”) under the Warrant Agreement and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”), Broadmark’s transfer agent, was appointed as Warrant Agent;

WHEREAS, on February 26, 2023, Broadmark entered into an Agreement and Plan of Merger with Ready Capital and RCC Merger Sub (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, that following the effective time (the “Effective Time”) of the merger (the “Merger”) of Broadmark with and into RCC Merger Sub, (i) each Broadmark Warrant that is outstanding as of the Effective Time shall remain outstanding and entitle each holder thereof to receive, upon exercise of such Broadmark Warrant, a number of shares of common stock, par value $0.0001 per share, of Ready Capital (“Ready Capital Common Stock”) equal to the product of (a) the total number of shares of common stock, par value $.001 per share, of Broadmark (“Broadmark Common Stock”) that such holder would have been entitled to receive had such holder exercised such Broadmark Warrant immediately prior to the Effective Time and (b) 0.47233 (subject to adjustment as provided in the Merger Agreement (the “Exchange Ratio”), and (ii) the per share purchase price under each Broadmark Warrant shall be adjusted by dividing the per share purchase price under such Broadmark Warrant as of immediately prior to the Effective Time by the Exchange Ratio and rounding down to the nearest cent;

WHEREAS, the Merger was consummated on the date of this Third Amendment, as a result of which RCC Merger Sub succeeded to all of the rights and obligations of Broadmark;

WHEREAS, pursuant to Section 4.4 of the Warrant Agreement, RCC Merger Sub, as the successor-in-interest to Broadmark, and Ready Capital desire to execute this Third Amendment providing for delivery of Ready Capital Common Stock to holders of the Broadmark Warrants in lieu of Broadmark Common Stock, when exercising their right to acquire shares of Broadmark Common Stock, on the same contractual terms and conditions as were in effect immediately prior to the closing of the Effective Time, subject to the modified terms resulting from the First Amendment, the Second Amendment and this Third Amendment;

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the parties may amend the Warrant Agreement without the consent of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment of Warrant Agreement.

The parties hereby amend, effective as of the date of this Third Amendment, the Warrant Agreement as provided in this Section 1.

1.1	Preamble and References to the “Company” and the “Warrant Agent.” The preamble of the Warrant Agreement is hereby amended by (i) deleting “Broadmark Realty Capital Inc.” and replacing it with “Ready Capital Corporation” and (ii) deleting “American Stock Transfer & Trust Company, LLC, a New York limited liability company (the "Warrant Agent", also referred to herein as the "Transfer Agent")” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company” and, together with Computershare, in such capacity as warrant agent, the “Warrant Agent”).” As a result thereof, (x) all references to the “Company” in the Warrant Agreement (including all exhibits thereto) shall be amended such that they refer to Ready Capital rather than Broadmark and (y) unless the context otherwise requires, all references to the “Warrant Agent” in the Warrant Agreement (including all exhibits thereto) shall be amended such that they refer to Computershare rather than AST.

1.2	Appointment of Warrant Agent. Section 1 of the Warrant Agreement is hereby amended by deleting “the terms and conditions set forth in this Agreement.” and replacing it with “the express terms and conditions set forth in this Agreement (and no implied terms or conditions).”

1.3	Effect of Countersignature. Section 2.2 of the Warrant Agreement is hereby amended by inserting “either by manual, electronic or facsimile signature,” immediately after “Warrant Agent,”.

1.4	Cashless Exercise. A new subsection 3.3.6 is hereby inserted in the Warrant Agreement as follows:

“3.3.6. Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of shares of Ready Capital Common Stock to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the number of shares of Ready Capital Common Stock to be issued on such exercise is accurate.”

1.5	Cost Basis. A new subsection 3.3.7 is hereby inserted in the Warrant Agreement as follows:

“3.3.7. Cost Basis.

(a) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

(b) In the event of a cashless exercise, the Company shall provide cost basis for shares issued pursuant to a cashless exercise at the time the Company confirms the number of Company Common Shares issuable in connection with the cashless exercise to the Warrant Agent pursuant to Section 3.3.1 hereof.”

1.6	Notices of Changes in Warrants. Section 4.5 of the Warrant Agreement is hereby amended to add the following immediately after the first full sentence thereof:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice. The Company shall also provide to the Warrant Agent any new or amended exercise terms.”

1.7	Form of Warrant. Section 4.7 of the Warrant Agreement is hereby amended by deleting in its entirety “provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.” and replacing it with the following “provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof or the rights, duties, obligations or immunities of the Warrant Agent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.”

1.8	Registration of Transfer. Section 5.1 of the of the Warrant Agreement is hereby amended by:
1.8.1	deleting the first full sentence thereof and replacing it with the following: “5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed (which may include any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association) and accompanied by appropriate instructions for transfer.”; and
1.8.2	adding the following immediately after the last full sentence thereof: “The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.”
1.9	Alternative Issuance Amendment.A new Section 4.10 is hereby inserted into the Warrant Agreement and shall read as follows:

“4.10  Alternative Issuance; Right to acquire Ready Capital Common Stock.  Subsequent to the Company’s initial Business Combination with Broadmark Realty Capital, Inc., a Maryland corporation (“Broadmark”), whereby Broadmark became successor-in-interest to the Company, Broadmark has consummated the business combination set forth in the Agreement and Plan of Merger, dated as of February 26, 2023 (the “Merger Agreement”), by and among Broadmark, Ready Capital Corporation, a Maryland corporation (“Ready Capital”), and RCC Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital. The Warrants now represent the right to acquire shares of common stock, par value $0.0001 per share, of Ready Capital (“Ready Capital Common Stock”), in lieu of the right to acquire shares of Common Stock. Each Warrant that is outstanding as of the effective time (the “Effective Time”) of the merger described in the Merger Agreement shall remain outstanding and entitle each holder thereof to receive, upon exercise of such Warrant, a number of shares of Ready Capital Common Stock equal to the product of (a) the total number of shares of common stock, par value $0.001 per share, of Broadmark that such holder would have been entitled to receive had such holder exercised such Warrant immediately prior to the Effective Time and (b) the Exchange Ratio (as defined in the Merger Agreement). For the avoidance of doubt, the right to acquire shares of Ready Capital Common Stock shall replace the right to acquire shares of Common Stock and be on the terms and conditions set forth in this Agreement, as amended from time to time.”

1.10	Lost, Stolen, Mutilated, or Destroyed Warrants. Section 7.2 of the Warrant Agreement is hereby amended by deleting the first full sentence thereof in its entirety and replacing it with the following:

“If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall in all cases include receipt by Warrant Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless and, in the case of a mutilated Warrant, include the surrender thereof), absent notice to Warrant Agent that such certificates have been acquired by a bona fide purchaser, issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed.”

1.11	Reservation of Common Stock. Section 7.3 of the Warrant Agreement is hereby amended by inserting immediately after the first full sentence thereof the following:

“The Company shall provide an opinion of counsel prior to the Effective Time to set up a reserve of warrants and related Common Stock. The opinion shall state that all warrants or Common Stock, as applicable:

(i) were offered, sold or issued as part of an offering that was registered in compliance with the Securities Act of 1933, as amended (the “1933 Act”) or pursuant to an exemption from the registration requirements of the 1933 Act;

(ii) were issued in compliance with all applicable state securities or “blue sky” laws; and

(iii) are validly issued, fully paid and non-assessable.”

1.12	Appointment of Successor Warrant Agent. Subsection 8.2.1 of the Warrant Agreement is hereby amended by:

1.12.1	deleting “sixty (60)” in the first full sentence thereof and replacing it with “thirty (30)”;
1.12.2	inserting “In the event the transfer agency relationship in effect between the Company and the Warrant Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.” immediately following the first full sentence thereof;

1.12.3	deleting “shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York” and replacing it with “shall be a corporation or other entity organized and existing under the laws of the United States of America, or any state thereof, in good standing and having its principal office in the United States of America”; and
1.12.4	by inserting “; provided that, such predecessor Warrant Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.” at the end of the last full sentence thereof.
1.13	Merger or Consolidation of Warrant Agent. Subsection 8.2.3 of the Warrant Agreement is amended to delete all references to “corporation” and replace them with “entity”.
1.14	Remuneration. Subsection 8.3.1 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

1.15	Reliance on Company Statement. Subsection 8.4.1 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary, Chairman of the Board or other duly authorized person and delivered to the Warrant Agent; and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reasonable reliance upon such certificate. The Warrant Agent shall not be held to have notice of any change of authority of any authorized officer, until receipt of written notice thereof from Company.”

1.16	Indemnity. Subsection 8.4.2 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities loss, damage, judgment, fine, penalty, claim, demand, settlement, reasonable cost or expense that is paid, incurred or to which it becomes subject, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever, even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. Notwithstanding anything to the contrary herein, any liability of the Warrant Agent under this Agreement shall be limited to the amount of fees (but not including any reimbursed costs) paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought.”

1.17	Liability of the Warrant Agent. Section 8.4 of the Warrant Agreement is hereby amended by inserting the following new subsections:

“8.4.4. Legal Counsel.  The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion in the absence of Warrant Agent’s bad faith, fraud, gross negligence or willful misconduct (each as must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.4.5. Reliance on Agreement and Warrants.  The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.4.7. Freedom to Trade in Company Securities.  Subject to applicable laws, including U.S. securities laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrant or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement.  Nothing herein shall preclude the Warrant Agent or any such stockholder, director, officer or employee of the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.4.8. No Risk of Own Funds.  No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it shall reasonably believe in the absence of bad faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.4.9. No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.4.10. Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent shall seek clarification. If such clarification is not provided within a reasonable amount of time, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.4.11. Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.4.12. Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.4.13. Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, wilful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, wilful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).”

1.18	Acceptance of Agency. Section 8.5 of the Warrant Agreement is hereby amended by inserting the following immediately after the last full sentence thereof:

“The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Ordinary Shares.  The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Ordinary Shares with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Ordinary Shares or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

1.19	Waiver. Section 8.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with “8.6. [Reserved.]”
1.20	Survival. Section 8 of the Warrant Agreement shall have a new subsection inserted as follows:

“8.7. Survival. The obligations of the Company under this Section 8 shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrants.”

1.21	Change of Address of Warrant Agent.

1.21.1	Section 9.2 of the Warrant Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:”

1.21.2	Section 9.2 of the Warrant Agreement is hereby further amended to direct that any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Warrant Agent pursuant to Section 9.2 shall be delivered to:

Computershare Trust Company, N.A.

Computershare Inc.150 Royall Street Canton, MA 02021Attn: Client Services

1.21.3	Change of Address of Company. Section 9.2 of the Warrant Agreement is hereby further amended to direct that any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on Ready Capital pursuant to Section 9.2 shall be delivered to:

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, New York 10020

Attention: Andrew Ahlborn

1.22	Examination of the Warrant Agreement. Section 9.5 of the Warrant Agreement is hereby amended by deleting “in the Borough of Manhattan, City and State of New York,”.

1.23	Counterparts. Section 9.6 of the Warrant Agreement is hereby amended by inserting immediately after the last full sentence thereof the following:

“A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.”

1.24	Amendments. Section 9.8 of the Warrant Agreement is hereby amended by:

1.24.1	deleting “that the parties deem shall not adversely affect the interest of the Registered Holders” and replacing it with “that the Company deems shall not adversely affect the interest of the Registered Holders”; and

1.24.2	inserting after the last full sentence thereof the following:

“As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but is not obligated to, execute any amendment, supplement or waiver that affects the Warrant Agent’s own rights, duties or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.”

1.25	Severability. Section 9.9 of the Warrant Agreement is hereby amended by inserting “; provided, however, that if such prohibited and invalid provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company” at the end of the first full sentence thereof.

1.26	Miscellaneous Provisions. Section 9 of the Warrant Agreement is amended to insert the following new subsections:

“9.10. Bank Accounts; Delivery of Exercise Price.  All funds received by Computershare  under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

9.11. Confidentiality.  The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

9.12. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

9.13. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Warrant Certificate, as it may from time to time be amended, this Agreement shall prevail. The Company shall not amend any provisions of the Warrant Certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.”

1.27	Change in Warrant Exercise Price. The second, third and fourth paragraphs of Exhibit A to the Warrant Agreement are hereby deleted in their entirety and replaced with the following:

“Each Public Warrant is exercisable for 0.1180825 shares of Ready Capital Common Stock. The Exercise Price per share of Ready Capital Common Stock for any Public Warrant is equal to $24.34 per share; provided, however, that only a multiple of four Public Warrants may be exercised at a given time.

Each Private Placement Warrant is exercisable for 0.47233 shares of Ready Capital Common Stock.  The Exercise Price per share of Ready Capital Common Stock for any Private Placement Warrant is equal to $24.34 per share.

No fractional shares will be issued upon exercise of any Warrant.  If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Ready Capital Common Stock, the Company will, upon exercise, round down to the nearest whole number. The number of shares of Ready Capital Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.”

2.	Miscellaneous Provisions.

2.1	Successors.

All the covenants and provisions of this Third Amendment by or for the benefit of the parties shall bind and inure to the benefit of their respective successors and assigns.

2.2	Applicable Law.

The validity, interpretation, and performance of this Third Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  Ready Capital hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Third Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Ready Capital hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3	Counterparts.

This Third Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

2.4	Effect of Headings.

The section headings herein are for convenience only and are not part of this Third Amendment and shall not affect the interpretation thereof.

2.5	Severability.

This Third Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Third Amendment or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Third Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.6	Entire Agreement.

The Warrant Agreement, as amended, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has executed this Third Amendment as of the date first written above.

READY CAPITAL CORPORATION

By: /s/ Andrew Ahlborn

Name: Andrew Ahlborn

Title:   Chief Financial Officer

RCC MERGER SUB, LLC

By: Ready Capital Corporation, its sole Member

By: /s/ Andrew Ahlborn

Name: Andrew Ahlborn

Title:   Chief Financial Officer

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By: /s/ Collin Ekeogu

Name: Collin Ekeogu

Title:   Manager, Corporate Actions